Exhibit 99.1

Qumu Reports Fourth Quarter and Full Year 2014 Financial Results

Fourth Quarter 2014 Revenue of $8.3 Million Up 98% from Fourth Quarter 2013

Total Year 2014 Revenue of $26.5 Million Up 49% from 2013

Contracted Commitments for 2014 Increase to $39.4 Million, Up 85% from 2013

Conference Call Today at 4:30 p.m. ET

Minneapolis, MN – March 5, 2015 – Qumu Corporation (NASDAQ: QUMU) today reported financial results for the fourth quarter and full year ended December 31, 2014. Revenue in the fourth quarter of 2014, excluding revenue from Kulu Valley acquired in October 2014, was $7.8 million, up 88% from the fourth quarter last year. Fourth quarter Kulu Valley revenue was $0.5 million, driving combined revenue to $8.3 million in the fourth quarter. Contracted customer commitments for the fourth quarter of 2014, excluding the contribution from Kulu Valley, totaled $8.5 million compared with $9.8 million in the fourth quarter last year. Kulu Valley contracted commitments were $2.6 million in the fourth quarter with combined contracted commitments totaling $11.1 million.

Revenue for 2014, without Kulu Valley, grew 47% to $26.0 million. Total combined revenue was $26.5 million. For the full year, contracted commitments, excluding Kulu Valley, totaled $36.8 million, an increase of 72% over 2013. On a combined basis with Kulu Valley, software contracted commitments were $39.4 million.

“The fourth quarter capped a very active and important year of transition for Qumu. During 2014, our efforts were focused on shaping Qumu to take full advantage of our leadership position in the growing enterprise video market, while achieving several stretch financial targets. During the year, we generated a 70% plus increase in contracted commitments and grew revenue nearly 50%,” said Sherman Black, CEO of Qumu. “The sale of our disc publishing operation in July provided us with additional funds and allowed us to focus all our efforts on the growing enterprise video market. The acquisition of Kulu Valley further enhanced our offerings with its cloud-based video content creation capabilities and it expanded our market reach to include external use cases.”

Fourth Quarter Highlights

•	Contracted commitments for the fourth quarter of 2014 of $8.5 million, excluding Kulu Valley, were received from customers in several industries, including aerospace, oil and financial services. Kulu Valley reported contracted commitments of $2.6 million in the fourth quarter for a total of $11.1 million.
•	Revenue without Kulu Valley totaled $7.8 million, up 88% from $4.2 million in the fourth quarter of 2013. Kulu Valley’s revenue was $.5 million in the fourth quarter. Total combined revenue was $8.3 million. Kulu Valley revenue was negatively impacted by $0.5 million due to deferred revenue purchase accounting adjustments. Without this non-cash accounting adjustment, fourth quarter revenue would have been $8.8 million.
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•	Gross margin for the combined business was 48% during the fourth quarter compared with 50% in the fourth quarter of 2013 and 45% in the recent third quarter. Without the Kulu Valley deferred revenue purchase accounting adjustment, fourth quarter gross margin would have been 54%. Excluding Kulu Valley, gross margins improved slightly from the same prior year period due to higher revenue in this year’s fourth quarter compared to last year. The Company anticipates improving gross margins with the full integration of Kulu Valley into Qumu and as more of the backlog of term based license and maintenance contracts is recognized into revenue.
•	Operating expenses for the combined software business were $12.3 million in the fourth quarter compared with $7.7 million in the fourth quarter of 2013. Included in the recent quarter were $1.4 million of expenses associated with Kulu Valley and its acquisition, as well as higher sales and marketing and G&A costs. The increase in sales and marketing expenses was primarily due to additional headcount, increased spending on marketing programs to drive growth and higher sales commissions. The G&A increase was primarily due to transition expenses related to separating the back office processes and systems of the Company’s software business from the disc publishing business.
•	Operating expenses for all comparable periods prior to July 1, 2014 now include an estimate of all of the G&A costs for the ongoing software business, including some costs that were previously partially absorbed by the disc publishing business, which was sold on July 1, 2014 and is now reported as a discontinued operation.
•	The fourth quarter 2014 operating loss for the combined business was $8.3 million compared with a $5.6 million loss in the fourth quarter of 2013.

2014 Highlights

•	Contracted commitments in 2014, excluding Kulu Valley, were $36.8 million, up from $21.4 million for 2013. Including Kulu Valley, contracted commitments totaled $39.4 million.
•	Backlog at December 31, 2014 was $27.3 million, excluding Kulu Valley, compared with $26.6 million at the end of September and $16.7 million at December 31, 2013. The combined backlog was $31.6 million at the end of 2014.
•	Revenue for 2014 was $26.0 million, excluding Kulu Valley, compared with $17.7 million for the 2013. Including the $0.5 million in revenue from Kulu Valley, total combined revenue was $26.5 million.
•	The operating loss for the combined software business was $28.6 million compared with an operating loss of $19.6 million in 2013. Contributing to the larger loss was a lower gross margin of 46% compared with 59% last year and increased operating expenses compared with the prior year. The lower gross margin reflected the investments made in customer support and professional services to support growth, the expensing of service costs prior to recognizing the term revenue on some of the Company’s larger deals and an unfavorable sales mix. The higher operating expenses were due to increased headcount, increased spending on marketing programs to drive growth, higher sales commissions, separation expenses and the acquisition of Kulu Valley.
•	Cash and marketable securities at the end of December were $35.2 million compared with $50.6 million at the end of the third quarter, reflecting, as anticipated, the cash used in the acquisition of Kulu Valley and in ongoing operations. Not included in the $35.2 million year end cash number was $2.3 million in disc publishing proceeds that are in escrow and reported as restricted cash on the December 31, 2014 balance sheet.
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“As we look forward into 2015, we remain very optimistic about our growth prospects. The enterprise video market continues to grow as awareness of video as a superior communication tool expands and technology improves the ease of creating, managing, and delivering video content. Qumu and Kulu Valley have both played a strong role in this technology differentiation and are viewed as leaders in the market. Through our combination, we offer clients the broadest line of enterprise video solutions. With the adoption of video in the enterprise as a tailwind, we believe we have the product offerings, strong sales and support teams and experienced marketing executives to execute on our growth plan for the year. We look forward to strong revenue growth and improved gross margins in 2015,” concluded Mr. Black.

Estimated Consolidated Fourth Quarter and Full Year 2014 Financial Results

On a consolidated basis, including both continuing and discontinued operations, the fourth quarter 2014 net loss is estimated to be approximately $8.3 million or ($0.91) per share. For 2014, the net loss, on a consolidated basis, is estimated to be approximately $8.4 million or ($0.95) per share. The estimated consolidated net income (loss) is subject to change as the Company finalizes its tax provision for 2014 prior to filing its 10K and is subject to the Company’s independent auditors customary audit procedures.

The total revenues and operating income reported for the fourth quarter and full year 2014 reflect the financial results from the Company’s continuing software business operations. The disc publishing results and associated financial impacts from the sale of this business have been classified as discontinued operations for the fourth quarter and full year in accordance with GAAP. The Company will report the fourth quarter and December 31, 2014 year to date and comparable prior year period net income (loss) for continuing and discontinued operations once the tax provision for 2014 has been finalized to be included in the Company’s Annual Report on Form 10-K.

Guidance for 2015

For 2015, with continued strong market growth, the benefits of the Kulu Valley acquisition and successful execution, the Company expects revenue growth in 2015 to exceed 60% compared to 2014. In addition, Qumu expects that scale benefits from this increased revenue growth to be a key driver for increasing 2015 gross margins to closer to 60%. The Company expects to end 2015 with cash and marketable securities of $20 to $25 million.

The Company defines contracted commitments as the dollar value of signed customer purchase commitments.

Conference Call

The Company has scheduled a conference call and webcast to review its fourth quarter results today, March 5, 2015 at 4:30 p.m. Eastern Time. The dial-in number for the conference call is 877-407-8293 for domestic participants and 201-689-8349 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

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Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue; the demand for the Company’s products or software; the effect of changes in technology; the development and marketing of new products; risks related to Qumu’s ability to operate its retained software business following the sale of the disc publishing business on July 1, 2014; the challenges associated with transitioning the software business and disc publishing business to separate, stand alone operations following the sale; Qumu’s ability to effectively integrate the products, business, employees, technologies and other aspects of Kulu Valley; Qumu’s ability to realize the benefits and synergies of the acquisition of Kulu Valley; and Qumu’s ability to expand the Qumu and Kulu Valley solutions with its current customers and geographically. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu

Video is today’s document. Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, deliver and measure the success of their videos. Qumu's innovative solutions release the power in video to engage and empower employees, partners and clients. Organizations around the world realize the greatest possible value from video they create and publish using Qumu. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contacts:

James Stewart, CFO

Qumu Corporation

952/683-7878

Or

EVC Group
Doug Sherk, 415-652-9100

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QUMU CORPORATION

Selected Consolidated Financial Information

(unaudited - in thousands, except per share data)

Condensed Consolidated Statements of Operations Information:

	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013

Continuing Operations:
Revenues	$8,335	$4,174	$26,521	$17,736
Cost of revenues	4,341	2,097	14,345	7,334
Gross profit	3,994	2,077	12,176	10,402
Operating expenses:
Research and development	2,527	2,116	9,136	8,745
Selling, general and administrative	9,593	5,384	31,004	20,635
Amortization of purchased intangibles	182	156	652	627
Total operating expenses	12,302	7,656	40,792	30,007
Operating loss	(8,308)	(5,579)	(28,616)	(19,605)
Other expense, net	(120)	(11)	(181)	(12)
Loss before income taxes	(8,428)	(5,590)	(28,797)	(19,617)

Basic and diluted weighted average shares outstanding	9,114	8,697	8,836	8,691

Non-Cash Charges Included in Continuing Operations:

	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013
Continuing Operations:
Depreciation	$226	$150	$747	$600
Amortization of intangibles
Cost of revenues	230	140	650	559
Amortization of purchased intangibles	182	156	652	627
Equity compensation
Cost of revenues	32	9	55	25
Research and development	74	22	243	318
Selling, general and administrative	454	294	1,543	1,092

Condensed Consolidated Balance Sheet Information:

	Balance as of
	December 31, 2014	December 31, 2013

Cash and marketable securities	$35,170	$50,958
Restricted cash	2,300	—
Receivables	10,090	3,458
Inventories	168	120
Total current assets	52,926	71,774
Property and equipment, net	1,899	1,379
Total assets	80,325	89,171
Total current liabilities	19,326	23,053
Total non-current liabilities	2,527	3,537
Total stockholders’ equity	58,472	62,581

*  The Company will report the fourth quarter and December 31, 2014 fiscal year and comparable prior-year period net loss from continuing, discontinued and consolidated operations after the Income tax provision has been finalized. This will not impact the reported revenue and operating loss for the continuing software business.

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